Exhibit 99.1

Contacts:

Maxim Pharmaceuticals	Burns McClellan
Larry G. Stambaugh	Aline Schimmel (Investors)
Chairman, President & CEO	(212) 213-0006

David A. Walsey

Sr. Dir. Corp. Communications

(858) 453-4040

MAXIM PHARMACEUTICALS ANNOUNCES RESTRUCTURING PLAN TO SUPPORT
COMMERCIALIZATION AND DEVELOPMENT EFFORTS

CONFERENCE CALL SCHEDULED FOR OCTOBER 19, 2004, 7:00 AM PACIFIC TIME

SAN DIEGO, October 18, 2004 – Maxim Pharmaceuticals (Nasdaq: MAXM) (SSE: MAXM) today announced that it is implementing a restructuring plan to reduce its cash burn rate.  The plan is intended to ensure that Maxim has sufficient financial resources to properly focus on efforts to pursue regulatory submissions seeking approval of Ceplene™ to treat acute myeloid leukemia (AML) patients in complete remission, and other programs and opportunities that management believes are most likely to provide shareholder value.  The restructuring plan, which includes a workforce reduction of approximately 50%, should provide Maxim with sufficient funds to support its currently planned activities for approximately two years.  All individuals affected by the restructuring, which was prompted by the unexpected negative outcome of Maxim’s confirmatory Phase 3 clinical trial of Ceplene in advanced malignant melanoma patients, are eligible for a severance package that includes pay, benefits continuation and outplacement services.

“While we will greatly miss the dedicated and valued group of individuals not continuing with the Company, we believe it is prudent and necessary to reduce our workforce and take other measures to conserve our financial resources,” commented Larry G. Stambaugh, Maxim’s President and Chief Executive Officer.  “These measures, however, will provide us the opportunity to properly support our efforts to pursue AML regulatory filings with the FDA and EMEA, and continue our apoptosis modulator discovery program, and other promising programs and initiatives, including hepatitis C and renal cell carcinoma.  These measures will also provide us the flexibility to independently advance one of our apoptosis compounds into the clinic.”

The workforce reduction is across all departments and programs, and includes two officers, Anthony Altig, Maxim’s Chief Financial Officer, and Kurt Gehlsen, Ph.D., Maxim’s Chief Scientific Officer.  Both Mr. Altig and Dr. Gehlsen have provided valuable service to Maxim and have agreed to share their expertise during a transition period. Dr. Gehlsen has further agreed to provide longer-term consulting which will be valuable to Maxim due to his experience.  Mr. John Prunty, currently the Company’s Treasurer and Controller, will be promoted to the position of Vice President Finance and Chief Financial Officer. In addition Larry Stambaugh, Maxim’s Chief Executive Officer, has voluntarily taken a reduction in his salary for the current fiscal year.

Maxim has identified the following programs as its highest priorities under the restructuring plan:

•                  Pursuing regulatory submissions seeking approval of Ceplene™ to treat AML patients in complete remission with the Food and Drug Administration and European Medicines Agency. Identifying a pharmaceutical partner for the sales and marketing of Ceplene will also remain a priority.

•                  Continuation of Maxim’s apoptosis modulator discovery and development program to identify anti-cancer compounds through its live cell high-throughput screening technology, including partnering efforts to enter additional licensing agreements.

•                  Independently moving one of the apoptosis compounds identified through Maxim’s discovery efforts into a phase 1 clinical trial.

•                  Evaluating clinical results from ongoing phase 2 trials studying Ceplene therapy in hepatitis C and renal cell carcinoma, and taking appropriate action as warranted by the clinical data

Conference Call

The Company will host a conference call tomorrow, Tuesday, October 19, 2004, at 7:00 a.m. Pacific Time to discuss the restructuring plan. The dial in number is (800) 289-0507 for U.S. callers and (913) 981-5540 for international callers.  The webcast can be accessed at https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrwnmdrnvdrsmd.  A replay of the conference call can be accessed for one week by dialing (888) 203-1112 (US) or (719) 457-0820 (International). The passcode for the replay is 932221.

Maxim Overview

Maxim Pharmaceuticals is a global biopharmaceutical company with a diverse pipeline of therapeutic candidates for life-threatening cancers and liver diseases. Maxim’s research and development programs are designed to offer hope to patients by developing safe and effective therapeutic candidates that have the potential to extend survival while maintaining quality of life.  Ceplene, Maxim’s lead drug candidate, is an immune-modulator that reverses immune suppression and protects critical immune cells. Because Ceplene modifies basic immune functions, it has the potential to be used in a range of diseases. Additionally, Maxim is developing small-molecule apoptosis modulators for cancer, cardiovascular disease and degenerative diseases.

Ceplene and the apoptosis compounds are investigational drugs and have not been approved by the U.S. Food and Drug Administration or any international regulatory agency.

This news release contains certain forward-looking statements that involve risks and uncertainties. Such forward-looking statements include statements regarding the efficacy, safety and intended utilization of Ceplene, and the apoptosis modulators, and the conduct, results and timelines associated with the Company’s operations and clinical trials. Such statements are only predictions and the Company’s actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include the risk that products that appeared promising in early research and clinical trials do not demonstrate safety or efficacy in larger-scale or later clinical trials, the risk that the Company will not obtain approval to market its products, the risks associated with dependence upon key personnel, the risks associated with dependence upon collaborative partners, and risks associated with the Company’s negative cash flows from operations and resulting reliance on outside financing to meet its additional capital requirements.  These factors and others are more fully discussed in the Company’s periodic reports and other filings with the Securities and Exchange Commission.

Note: The Maxim logo is a trademark of the Company.

Editor’s Note: This release is also available on the Internet at http://www.maxim.com.

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